Exhibit 99.2

中国北京建国门外大街 1 号国贸写字楼 2 座 12-14 层 100004

12-14th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China

电话 Tel: +86 10 6563 7181 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

July 13, 2021

Jianzhi Education Technology Group Company Limited

27/F, Tower A,

Yingdu Building,

Zhichun Road,

Haidian District, Beijing

The People’s Republic of China

Dear Mesdames/Sirs,

This opinion (the “Opinion”) on the laws of the People’s Republic of China (“PRC” which, for the purposes of this opinion, excludes the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau and Taiwan) is presented by Commerce & Finance Law Offices (“C&F”, us or we) in reliance on legal practicing certificate number 31110000E00016266T issued to us by the Beijing Municipal Bureau of Justice.

We have acted as the PRC counsel for Jianzhi Education Technology Group Company Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) by the Company of American Depositary Shares (the “ADSs”), each representing a certain number of ordinary shares, par value US$0.0001 per share, of the Company (the “Ordinary Shares” and, together with the ADSs, the “Offered Securities”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (ii) the Company’s proposed listing of the Offered Securities on the Nasdaq Global Select Market.

In so acting, we have examined the Registration Statement, the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and the PRC Group Entities, as defined below, and such other documents, corporate records, certificates issued by Governmental Agencies as defined below and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively, the “Documents”).

In our examination and for purpose of rendering this Opinion, we have assumed without further inquiry, (a) the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals; (b) the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents and the factual statements contained therein is and will remain to be non-misleading; (c) that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (d) the information provided to us by the Company and the PRC Group Entities, as defined below, in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company and the PRC Group Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (e) that all Governmental Authorizations, as defined below, and other official statement or documentation are obtained by lawful means in due course; (f) that each of the parties other than the PRC Group Entities is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be); (g) that all parties other than the PRC Group Entities have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and (h) that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us or where important files were not sufficiently provided to us, we have relied upon certificates issued by Governmental Agencies and documents, materials, statements and representations made to us by representatives of the Company and the PRC Group Entities. We have assumed that no information which is relevant to the issue of the Offered Securities and this Opinion has been withheld from us by the Company or PRC Group Entities, and that all covenants, representations and warranties in the commitment letter or other similar documents provided by the Company, the PRC Group Entities and/or their senior management are and remain accurate and true in all respects. We have assumed that the laws of any country other than the PRC which may be applicable to the issue of the Offered Securities are complied with.

If any evidence comes to light that would indicate any of the documents or materials referred to above is incomplete, inaccurate or defective, or if any of the assumptions upon which this Opinion are based prove to be incorrect, we reserve the right to revise any relevant expression or conclusion contained in this Opinion and/or issue a supplementary legal opinion, interpretation or revision to this opinion according to further certified facts.

The following terms as used in this Opinion are defined as follows:

“CSRC” means the China Securities Regulatory Commission;

“Governmental Agencies” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC;

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, Governmental Agencies pursuant to any applicable PRC Laws;

“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated jointly by the Ministry of Commerce of the PRC, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange on August 8, 2006, which became effective on September 8, 2006 and were amended on June 22, 2009;

“PRC Affiliates” means Beijing Sentu Education Technology Co., Ltd. and its subsidiaries in the PRC, collectively;

“PRC Group Entities” means the PRC Affiliates and PRC Subsidiaries, collectively;

“PRC Laws” means any and all officially published and publicly available laws, regulations, rules, and regulatory, administrative or other governmental measures, notices or circulars, and Supreme Court judicial interpretation of the PRC currently in force and publicly available in the PRC as of the date hereof;

“PRC Subsidiaries” means Jianzhi Century Technology (Beijing) Co., Ltd. and Beijing Sentu Lejiao Information Technology Co., Ltd., collectively;

“Jianzhi Beijing” means Jianzhi Century Technology (Beijing) Co., Ltd.;

“Beijing Sentu” means Beijing Sentu Education Technology Co., Ltd.;

“VIE Agreements” means the agreements described under the caption “Contractual Arrangements with Our VIE and its Shareholders” in the section “Corporate History and Structure” in the Registration Statement.

This Opinion is rendered on the following bases and subject to the following qualifications:

(i)	This Opinion is rendered only with respect to the PRC Laws. We have made no investigation of, and do not express or imply any views on, the laws and regulations of any other jurisdiction. This Opinion relates only to the PRC Laws in effect on the date hereof and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect. This Opinion is subject to the discretion of any competent Governmental Agencies in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws. We make no prediction as to any revision, adjustment or new interpretation of PRC Law or related government policy, nor is this opinion intended to contain any advice or suggestion in respect of any such prediction. There is no guarantee that any PRC Law, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(ii)	Our understanding and judgment of the facts underlying this opinion are based solely on the documents, materials, statements and representations provided to us by the Company and the PRC Group Entities. We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents. We have not investigated whether or not the statements, certificates, approvals, answers, replies and other documents issued by, among others, government authorities, the Company and the PRC Group Entities have gone through all necessary review, investigation, discussion and examination/approval procedures as required by law or internal policy and we will not, therefore, be liable for any untruthfulness, inaccuracy, incompleteness or lack of integrity in respect of the content of any such document.

(iii)	This Opinion addresses specific legal matters relating to the Company and the PRC Group Entities (limited to the issues covered herein) in respect of PRC Law. We do not express any opinion in whatsoever manner on, or bear any legal liabilities for, any other issue(s) concerning the Company or the PRC Group Entities including but not limited to financial documents, audits, appraisals, legal issues under foreign or international laws which are not PRC Law or any other issues not covered herein. In this Opinion, any references to or descriptions of financial documents, audits, appraisals or legal issues under foreign laws are all cited from reports by professional institutions or written documents provided to us by the Company and the PRC Group Entities and any such citation shall not constitute our acknowledgement of, legal opinions regarding or comments relating to such issues, whether express or implied.

(iv)	This Opinion is subject to the restrictions of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers), and (ii) any judicial or administrative actions or any laws affecting creditors’ rights generally. This Opinion is subject to the effects of (i) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of materiality, public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, indemnifications, remedies or defenses, the calculation of damages, the entitlement of attorneys’ fees and other costs, the waiver of immunity from jurisdiction of any court or from legal proceedings; and (iii) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(v)	This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be looked at as a whole regarding the same subject matter and no part should be extracted for interpretation separately from this Opinion.

Based on the foregoing and subject to the disclosures contained in the Registration Statement, we are of the opinion that:

1. The ownership structure of the PRC Group Entities as set forth in the Prospectus does not, and immediately after giving effect to the Offering, will not, result in any violation of the PRC Laws.

2. Except as described in the offering documents, each of the VIE Agreements is, and taken as a whole are, (i) valid and legally binding on each party thereto, and (ii) enforceable in accordance with the terms thereof, subject as to enforceability to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, the discretion of relevant Government Agencies in exercising their authority in connection with the interpretation and implementation thereof and the application of relevant PRC Laws and policies thereto, and to general equity principles.

3. The M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic enterprises and controlled by PRC enterprises or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the PRC Laws, the approval from the CSRC is not required in the context of the Offering and the Company’s proposed listing of the ADSs on the Nasdaq Global Select Market, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Prospectus are subject to the M&A Rules; (ii) Jianzhi Beijing was established by mean of direct investment rather than by merger with or acquisition of PRC domestic companies as defined under the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies the contractual arrangements among Jianzhi Beijing, Beijing Sentu and its shareholders as a type of transaction subject to the M&A Rules.

4. The statements set forth in the Registration Statement under the heading “Taxation—China”, insofar as they constitute statements of PRC tax law, are accurate in all material respects.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be used, circulated, quoted or otherwise referred to for any other purpose by any person nor shall a copy be given to any person (apart from the addressee) without our express prior written consent.

Under a circular issued by the CSRC on December 3, 2007 (the “CSRC Circular”) regarding the interpretation of Article 11 of the Measures for the Administration of the Provisions of Securities Legal Services by Law Firms, we are only permitted to address this Opinion to the Company in the Offering. It may not be relied upon by anyone else in connection with this Offering or used for any other purpose, in each instance, without our prior written consent. In addition, without our prior written consent, this Opinion shall not be disclosed to any third parties who are not involved in this Offering.

[No Text Below]

Yours sincerely,

Commerce & Finance Law Offices

5